Exhibit (h)(2)

FIRST AMENDMENT TO MASTER SERVICES AGREEMENT

THIS FIRST Amendment TO MASTER SERVICES AGREEMENT (this “Amendment”) is effective as of January 1, 2020, and is made by and between Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”), and Red Cedar Fund Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, Ultimus and the Trust are parties to that certain Master Services Agreement dated November 1, 2019 by and between Ultimus and the Trust (the “Agreement”), including the Fund Accounting Fee Letter attached thereto; and

WHEREAS, Ultimus and the Trust wish to amend certain fees assessed for securities pricing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)               Section 4.4 of the Agreement hereby is amended and restated as follows:

4.4       The cost of obtaining secondary security market quotes and other securities data;

(b)               The Fund Accounting Fee Letter to the Agreement hereby is amended by renumbering existing paragraph 1.5 as paragraph 1.6.

(c)               The Fund Accounting Fee Letter to the Agreement hereby is amended by inserting the following paragraph 1.5 immediately after paragraph 1.4 under Fees, Section 1:

[Fee Data Omitted]

(d)       Paragraph 2 of the Fund Accounting Fee Letter to the Agreement hereby is amended and restated as follows:

2.       Portfolio Price Quotation and Performance Reporting

The Trust, the Funds, or the Adviser will reimburse Ultimus for the costs of portfolio-price-quotation services utilized by the Funds for secondary security market quotes and performance reporting (including after-tax performance reporting).

2.       Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

RED CEDAR FUND TRUST By: /s/ David Withrow Name: David Withrow Title: President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ David K. James Name: David K. James Title: Executive Vice President and Chief Legal and Risk Officer